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National
  Waterworks                                                  NEWS RELEASE

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NATIONAL WATERWORKS, INC. AMENDS TENDER OFFER AND CONSENT
SOLICITATION AND EXTENDS CONSENT TIME AND EXPIRATION TIME
FOR ITS 10.50% SENIOR SUBORDINATED NOTES, SERIES B, DUE 2012

     WACO, TEXAS (July 19, 2005) - National Waterworks, Inc. (the "Company") announced today that, in connection with its previously announced tender offer for any and all of its outstanding $200,000,000 aggregate principal amount of its 10.50% Senior Subordinated Notes, Series B, due 2012 (the "Notes"), as well as related consent solicitation to amend the indenture governing the Notes, it is, among other things, amending the consideration being offered to the holders of the Notes and extending the consent expiration time and the tender offer expiration time.

     The tender offer and consent solicitation had been conditioned on, among other things, (i) the consummation by the Company's parent entity, National Waterworks Holdings, Inc. ("Holdings"), of the proposed initial public offering of its common stock (the "Offering") and (ii) Holdings' entry into a new credit facility, the net proceeds of each of which would have been used, among other things, to pay the consideration for the Notes purchased in the existing tender offer and consent solicitation (the conditions described in (i) and (ii), collectively the "Financing Condition"). As previously announced, on July 18, 2005, Holdings entered into a stock purchase agreement with Home Depot U.S.A., Inc., pursuant to which Home Depot U.S.A., Inc. has agreed, subject to customary closing conditions, to purchase (the "Acquisition") all of Holdings' issued and outstanding common stock. Accordingly, Holdings does not presently intend to proceed with the Offering, nor enter into a new credit facility. As a result, the Company has decided to amend the tender offer and related consent solicitation to (i) amend the consideration offered for tendered Notes and delivered consents, (ii) remove the Financing Condition, (iii) add the condition that the Acquisition is consummated and (iv) extend the Consent Time, which was originally set to expire at 5:00pm, New York City time, on July 18, 2005, and the Expiration Time, which was originally set to expire at 5:00pm, New York City time, on August 1, 2005, to 5:00pm, New York City time, on August 3, 2005 and August 17, 2005, respectively.

     As amended, the total consideration (the "Total Consideration") to be paid for each Note validly tendered in the tender offer, subject to the terms and conditions of the tender offer and consent solicitation, will be paid in cash and calculated based on the 3.00% U.S. Treasury Note due November 15, 2007 (the "Reference Treasury Note"). The total consideration for each Note will be equal to the present value of scheduled payments on such Note based on a fixed spread pricing formula utilizing a yield equal to the Reference Treasury Note, plus 50 basis points. The detailed methodology for calculating the total consideration for Notes will be outlined in the Supplement to the
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Offer to Purchase and Consent Solicitation Statement to be dated on or about
July 20, 2005 relating to the amendment to the tender offer and the consent solicitation.

     Holders who have already tendered their Notes and delivered their consents that do not withdraw or revoke their Notes or consents prior to the Consent Time will be entitled to receive the Total Consideration. Holders who withdraw their Notes prior to the Consent Time and validly re-tender their Notes and deliver their consents after the Consent Time, but prior to the Expiration Time, will be entitled to receive the Total Consideration minus $30.00 per $1,000 principal amount of Notes tendered.

     As of July 19, 2005, 100% of the outstanding aggregate principal amount of the Notes has been tendered. Holders who have already tendered their Notes and delivered their consents may, but are not obligated to, withdraw their Notes and revoke their consents until the Consent Time, but not thereafter.

     Except as set forth above, all other provision of the tender offer and consent solicitation with respect to the Notes are as set forth in the Offer to Purchase and Consent Solicitation Statement dated July 1, 2005. The Company reserves the right to further amend the tender offer and the consent solicitation in its sole discretion.

     The Company has retained J.P. Morgan Securities, Inc. to act as sole Dealer Manager for the new tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at (212) 834-3424 (collect) or (866) 834-4666 (toll free). Global Bondholder Services Corporation is the Information Agent and can be contacted at (212) 430-3774 (collect) or (866) 387-1500 (toll free). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.

     Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the Indenture. No recommendation is made as to whether holders of the Notes should tender their Notes.

Safe Harbor Statement
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     Certain statements in this press release may contain forward-looking statements concerning the transactions described herein. These statements are based on the Company's current expectations and the Company can give no assurance that such expectations will prove to be correct.


CONTACT:  National Waterworks, Inc.
          Thomasville, GA
          Judy Barrow, (229) 227-8611
          judy.barrow@natlww.com